CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is by and between InspireMD, Inc., a Delaware corporation (the “Company”), and Asher Holzer, Ph.D. (“Consultant”). This Agreement is entered into as of June 1, 2012 (“Effective Date”). The parties agree to this Agreement as follows:

RECITALS

The Company wishes to utilize certain services which can be performed by Consultant, and Consultant can provide and desires to render to the Company such services, and the parties agree that it would be to their mutual advantage to execute this Agreement and thereby define the terms and conditions which shall control the rendering of services provided to the Company by Consultant. This Agreement does not purport to set forth all of the terms and conditions of the services provided to the Company by Consultant.

In consideration of the promises and mutual covenants in this Agreement, the Company and Consultant agree as follows:

I.	SERVICES TO BE PROVIDED BY CONSULTANT

A.           Description of Consulting Services. Subject to the terms of this Agreement, the Company retains Consultant, and Consultant agrees with the Company, to serve as a consultant to the Company for the purpose of providing the Company with such general business advice as the Company’s chief executive officer may request, including, without limitation, providing advice regarding business development, financing strategies and product development strategy (collectively, the services to be performed by Consultant shall be the “Consulting Services”). It is agreed that other consulting services may be undertaken that are outside the foregoing scope of these services by mutual consent.

B.           Company’s Reliance. The Company is entering into this Agreement in reliance on Consultant’s special and unique abilities in rendering the Consulting Services and Consultant will use Consultant’s best effort, skill, judgment, and ability in rendering the Consulting Services.

C.           Representations by Consultant. Consultant represents to the Company that Consultant is under no contractual, legal or fiduciary obligation or burden that reasonably may be expected to interfere with Consultant’s ability to perform the Consulting Services in accordance with the Agreement’s terms, including without limitation any agreement or obligation to or with any other company, and that Consultant is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Consultant’s engagement by the Company or to refrain from competing, directly or indirectly, with the business of any other party. Consultant agrees that Consultant will not use, distribute or provide to anyone at the Company any confidential or proprietary information belonging to any other company or entity, at any time during Consultant’s performance under this Agreement. Consultant further represents that Consultant’s performance of the Consulting Services will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Consultant in confidence or in trust prior this Agreement, and Consultant will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any other party.

D.           Nature of Relationship Between Parties. Consultant will render the Consulting Services in this Agreement as an independent contractor, while specifically adhering to the rules, policies, regulations and procedures of the Company, as may be amended by the Company at anytime. Except as otherwise specifically agreed to by the Company in writing, Consultant shall have no authority or power to bind the Company with respect to third parties and Consultant shall not represent to third parties that Consultant has authority or power to bind the Company. It is not the intention of the parties to this Agreement to create, by virtue of this Agreement, any employment relationship, trust, partnership, or joint venture between Consultant and the Company or any of its affiliates, except as specifically provided in this Agreement, to make them legal representatives or agents of each other or to create any fiduciary relationship or additional contractual relationship among them.

II.	COMPENSATION FOR CONSULTING SERVICES

A.           Consulting Fee. The Company shall pay Consultant for the Consulting Services rendered hereunder NIS 79,783 per month, plus applicable VAT, payable on the last business day of each calendar month, commencing on June 29, 2012. The payments provided for in this Section are collectively referred to as the “Consulting Fee”. The Consulting Fee constitutes the sole compensation to which Consultant will be entitled for performance of the Consulting Services.

B.           Expense Reimbursement. The Company shall reimburse Consultant for all reasonable business expenses Consultant incurs in performing the Consulting Services, provided that Consultant receives prior written approval from the Company and the expenses are in compliance with the Company’s travel and expense policies. Consultant shall submit all appropriate and supporting documentation for expense reimbursement. Reimbursement will be made in accordance with the Company’s expense reimbursement policies.

C.           Benefits. Consultant shall at all times be an independent contractor (and not an employee or agent of the Company); therefore, Consultant, by virtue of this Agreement, shall not be entitled to participate in any benefit plans or programs that the Company provides or may provide to its employees, including, but not limited to, pension, profit-sharing, medical, dental, workers’ compensation, occupational injury, life insurance and vacation or sick benefits; provided, however, that so long as Consultant remains a director of the Company, Consultant shall be eligible to participate in any benefit plans or programs that the Company provides or may provide to its directors.

D.           Workers’ Compensation. Consultant understands and acknowledges that the Company shall not obtain workers’ compensation insurance covering Consultant.

III.	PAYMENT OF TAXES

A.           Foreign, Federal, State, and Local Taxes. No foreign, federal, state, or local income tax or payroll tax of any kind shall be withheld or paid by the Company on behalf of Consultant. Consultant shall not be treated as an employee of the Company with respect to services performed under the Agreement for foreign, federal, state, or local tax purposes.

B.           Notices to Contractor About Tax Duties And Liabilities. Consultant understands that Consultant is responsible to pay, according to the applicable law, Consultant’s income taxes. The parties agree that any tax consequences or liability arising from the Company’s payments to Consultant shall be the sole responsibility of Consultant. Should any state or federal or local taxing authority determine that any of the payments under Section II(A) constitute income subject to withholding under any foreign, federal or state or local law, then Consultant agrees to indemnify and hold the Company harmless for any and all tax liability, including, but not limited to, taxes, levies, assessments, fines, interest, costs, expenses, penalties, and attorneys’ fees.

IV.	INDEMNIFICATIONS AND COVENANTS

A.           Limitations on the Company’s Liability and Consultant’s Indemnification of the Company. By entering into this Agreement and receiving the Consulting Services, but subject to the other Agreement terms, the Company will not be liable for any Damages (defined below) caused by Consultant’s dishonesty, willful misconduct, or gross negligence or for Consultant’s breach of this Agreement. Consultant shall indemnify and hold harmless the Company from and against all losses, judgments, damages, expenses (including, without limitation, reasonable fees and expenses of counsel), liabilities, judgments, and amounts paid in settlement (collectively “Damages”) incurred by or asserted against the Company arising from, as a result of, in connection with, or relating to Consultant’s dishonesty, willful misconduct, or gross negligence in performing this Agreement or for Consultant’s breach of this Agreement.

B.           Consultant’s Standard of Care. Subject to the other Agreement provisions, Consultant will provide Consultant’s services under this Agreement with the same degree of care, skill, and prudence that would be customarily exercised in the Company’s best interest.

C.           Confidential Information, Non-Disclosure Agreement and Work Product Ownership.

(i)           Confidential Information. Consultant acknowledges and agrees that during the Term of this Agreement, the Company shall grant Consultant otherwise prohibited access to its trade secrets and other Confidential Information (defined below) which is not known to the Company’s competitors or within the Company’s industry generally, which was developed by the Company over a long period of time and/or at its substantial expense, and which is of great competitive value to the Company. For purposes of this Agreement, “Confidential Information” includes all trade secrets and confidential and proprietary information of the Company, including, but not limited to, the following: software, technical, and business information relating to the Company’s inventions and products (including product construction and product specifications), research, development, production processes, manufacturing and engineering processes, finances, services, know-how, technical data, policies, strategies, designs, formulas, programming standards, developmental or experimental work, improvements, discoveries, plans for research or future products, database schemas or tables, infrastructure, development tools or techniques, training manuals, marketing and sales plans and strategies, business plans, budgets, financial information and data, customer and client information, prices and pricing strategies, costs, customer and client lists and profiles, employee, customer and client nonpublic personal information, supplier lists, business records, audit processes, management methods and information, reports, recommendations and conclusions, information regarding the names, contact information, skills and compensation of employees and contractors of the Company, and other business information disclosed or made available to Consultant by the Company, either directly or indirectly, in writing, orally, or by drawings or observation.

(ii)	Non-Disclosure.

(a)           In exchange for the Company’s agreement to provide Consultant with Confidential Information and to protect the Company’s legitimate business interests, Consultant shall hold all Confidential Information in strict confidence. Consultant shall not, during the Term of this Agreement or at any time thereafter, disclose to anyone, or publish, use for any purpose, exploit, or allow or assist another person to use, disclose or exploit, except for the benefit of the Company, without prior written authorization, any Confidential Information or part thereof, except as permitted: (1) in the ordinary course of the Company’s business or Consultant’s work for the Company; or (2) by law. Consultant shall use all reasonable precautions to assure that all Confidential Information is properly protected and kept from unauthorized persons. Further, Consultant shall not directly or indirectly, use the Company’s Confidential Information to: (1) call upon, solicit business from, attempt to conduct business with, conduct business with, interfere with or divert business away from any customer, client, vendor or supplier of the Company with whom or which the Company conducted business within the eighteen (18) months prior to Consultant’s termination from Consultant’s engagement with the Company; and/or (2) recruit, solicit, hire or attempt to recruit, solicit, or hire, directly or by assisting others, any persons employed by or associated with the Company.

(b)           Subject to Section IV.C.(ii)(c), Consultant agrees that Consultant shall not use or disclose any confidential or trade secret information belonging to any former employer or third party, and Contractor shall not bring onto the premises of the Company or onto any Company property any confidential or trade secret information belonging to any former employer or third party without such third parties’ consent.

(c)           During the Term of this Agreement, the Company will receive from third parties their confidential and/or proprietary information, subject to a duty on the Company’s part to maintain the confidentiality of and to use such information only for certain limited purposes. Consultant agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or organization or to use it except as necessary in the course of Consultant’s Consulting Services with the Company and in accordance with the Company’s agreement with such third party.

(iii)           Work Product.

(a)           The work product from this Agreement may initially include, financial and business goals, timelines, tactics, budgets, forecasts, action items and other intellectual property with respect to the Company’s business. Any and all of this intellectual property, or other intellectual property, which Consultant may make, conceive, discover, or develop, either solely or jointly with any other person or persons, at any time during the term of this Agreement in connection with the Consulting Services, whether at the request or upon the suggestion of the Company or otherwise, shall be the sole and exclusive property of the Company. Consultant hereby assigns to the Company, without further compensation, all rights, titles and interest in all such intellectual property rights in all countries of the world, including but not limited to all patent, copyright, trade secret and other proprietary rights therein.

(b)           Consultant shall take all actions necessary so that the Company can prepare and present patent and copyright applications therefore, and can secure such copyright registrations or patents wherever possible, as well as reissue renewals, and extensions thereof, and can obtain the record title to such copyright or patents. Consultant shall not be entitled to any additional or special compensation or reimbursement regarding any such intellectual property. Consultant acknowledges that the Company from time to time may have agreements with other persons or entities which impose obligations or restrictions on the Company regarding inventions made during the course of work there under or regarding the confidential nature of such work. Consultant agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company.

(c)           In the event that Consultant uses or incorporates any works owned by Consultant, third party materials or other pre-existing materials not owned by Company (“Pre-existing Materials”) as part of the Consulting Services or related deliverables, Consultant hereby grants Company a perpetual, irrevocable, royalty free, world wide, transferable and sublicensable license to make, use, sell, import, reproduce, create derivative works of, distribute, publicly perform and display, and otherwise exploit such Pre-existing Materials.

(iv)           Return of Company Property.  Upon the termination of Consultant’s Consulting Services under this Agreement for any reason or no reason, Consultant shall immediately return and deliver to the Company any and all Confidential Information, software, devices, data, reports, proposals, lists, correspondence, materials, equipment, computers, hard drives, papers, books, records, documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, books of account, drawings, prints, plans, and the like which belong to the Company or relate to the Company’s business and which are in Consultant’s possession, custody or control, whether prepared by Consultant or others. If at any time after termination of Consultant’s Consulting Services under this Agreement, for any reason or no reason, Consultant determines that Consultant has any Confidential Information in Consultant’s possession or control, Consultant shall immediately return to the Company all such Confidential Information in Consultant’s possession or control, including all copies and portions thereof. Further, Consultant shall not retain any Confidential Information, data, information or documents belonging to the Company or any copies thereof (in electronic or hard copy format).

V.           PERIOD OF AGREEMENT; TERMINATION

A.           Period. This Agreement is effective from the Effective Date and shall continue until November 30, 2012 (“Term”). This Agreement governs all Consulting Services performed by Consultant for the Company during the Term of this Agreement. The Company or Consultant may terminate this Agreement for any reason or no reason, at any time, upon 15 days prior written notice to the other party.  If this Agreement is terminated, either prior to or at the expiration of the Term, and the parties fail to execute a new agreement, all services will be discontinued as of the date of such termination and Consultant shall only be entitled to a pro rata portion of the monthly Consulting Fee for the month of termination based upon the actual number of days that have elapsed during the month that this Agreement is terminated; provided, however, that if the Company terminates this Agreement without “cause” (as defined below), Consultant shall be entitled to receive Consulting Fees for the full Term. For purposes of this Agreement, “cause” shall mean (i) conviction of Consultant of any felony involving moral turpitude or materially affecting the Company; (ii) any willful refusal by Consultant to carry out a reasonable directive of the Company’s chief executive officer, which if remediable, is not remedied within five (5) business days (with appropriate reasonable adjustment if Consultant is at the time of notice away on vacation or otherwise out of the office) after delivery to Consultant of written notice from the Company specifying the details thereof; (iii) embezzlement of funds of the Company; (iv) any material breach of this Agreement by Consultant which if remediable, is not remedied within five (5) business days (with appropriate reasonable adjustment if Consultant is at the time of notice away on vacation or otherwise out of the office) after delivery to Consultant of written notice from the Company specifying the details thereof, or (v) any material breach of Consultant’s fiduciary duties or duties of care to the Company (except for conduct taken in good faith), as determined in good faith by the Company’s board of directors, which, if curable, remains uncured for five (5) business days after written notice thereof is given to Consultant.

B.           Survival. The provisions set forth in Sections IV and VI.A shall survive termination or expiration of this Agreement. In addition, all provisions of this Agreement, which expressly continue to operate after the termination of this Agreement, shall survive the Agreement’s termination or expiration.

VI.	RESIGNATION AND RELEASE

A.           Resignation as President. Concurrently with the execution of this Agreement, Consultant shall (i) resign as president of the Company and all other offices of the Company, effective immediately, and (ii) enter into that certain Separation Agreement and Release, of even date herewith, between InspireMD Ltd. and Occupational Safety & Health Ltd., Company No. 513308247, an entity controlled by Consultant, pursuant to which Consultant shall resign from all offices of InspireMD Ltd. and from the board of directors of InspireMD Ltd.

B.           Release. In consideration for this Agreement and the Company’s release of claims in VI.C., Consultant (individually and on behalf of his affiliates) knowingly and voluntarily releases and forever discharges, to the full extent permitted by law, the Company and any of its parents, predecessors, successors, assigns, subsidiaries, affiliates or related companies and organizations, and former or current officers, directors, shareholders, employees, attorneys, and agents, (collectively referred to  throughout the remainder of this Agreement as the “Company Parties”), from any and all claims, controversies, allegations, matters, disputes, causes of action, losses, obligations, liabilities, damages, judgments, costs, expenses (including attorney’s fees) of any kind whatsoever, known or unknown, asserted and unasserted, Consultant has or may have against the Company Parties as of the date of execution of this Agreement, including but not limited to those arising out of, or based upon:

(i)           Consultant’s hiring, employment or termination of employment with any Company Party, or arising out of any act committed or omitted during or after the existence of such employment relationship, including, but not limited to, any disputes regarding compensation, benefits or bonuses Consultant may or may not have received during employment with any Company Party including but not limited to any awards under the InspireMD, Inc. 2011 UMBRELLA Option Plan;

(ii)           any foreign, federal, state or local law, rule or ordinance relating to any aspect of Consultant’s relationship with any Company Party, including, but not limited to, discrimination, wages, hours worked, benefits, leave from employment due to illness or injury for Consultant or Consultant’s family, claims for wrongful discharge, retaliation, fraud, breach of express or implied contract or implied covenant of good faith and fair dealing, and all other laws and regulations of any kind whatsoever.  Furthermore, Consultant agrees and hereby relinquishes any right to re-employment with any Company Party;

(iii)           any other foreign, federal, state or local civil or human rights law or any other local, state, federal or foreign law, regulation or ordinance of any kind;

(iv)           any public policy, contract, tort, constitutional or common law claim, or claim for damages due to emotional distress or mental anguish; or

(v)           any claim for costs, fees, or other expenses including attorneys’ fees incurred in connection with any claim released;

provided however, that Consultant does not release or waive any claims that may arise solely by virtue of Consultant’s position as a shareholder in the Company.

C.           Release by the Company.  In consideration for the Consultant’s release of claims in VI.B., the Company knowingly and voluntarily releases and forever discharges, to the fullest extent permitted by law, the Consultant from any and all claims, controversies, allegations, matters, disputes, causes of action, losses, obligations, liabilities, damages, judgments, costs, expenses (including attorney’s fees) of any kind whatsoever, known or unknown, asserted and unasserted, the Company has or may have against the Consultant as of the date of execution of this Agreement; provided however, that the Company does not release or waive any claims arising out of any illegal or fraudulent conduct by Consultant or that may arise solely by virtue of Consultant’s position as a shareholder in the Company.

D.           Later Discovered Facts.  Consultant may later discover facts different from or in addition to those Consultant now knows or believes to be true regarding the matters released or described in this Agreement, and even so Consultant agrees that the releases and agreements contained in this Agreement remain effective in all respects notwithstanding any later discovery of any different or additional facts.  Consultant assumes any and all risk of any mistake in connection with the true facts involved in the matters, disputes, or controversies released or described in this Agreement or with regard to any facts now unknown to Consultant relating thereto.

E.           Consultant Affirmations.  Consultant affirms that:

(i)           Except for any amounts payable to Consultant under the Separation Agreement, Consultant has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, equity awards, meal and/or rest breaks, commissions, and/or benefits to which Consultant may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, breaks, commissions and/or benefits are due to Consultant, except as specifically provided in this Agreement; and

(ii)           Consultant is not aware of any claim he may have against or involving any Company Party, and is not aware of any violation of any law by any Company Party, including any securities laws.

VII.	OTHER PROVISIONS

A.           Non-Disparagement. Consultant agrees that the Company’s goodwill and reputation are assets of great value to the Company which have been obtained and maintained through great costs, time and effort. Therefore, Consultant agrees that during the term of this Agreement and at all times thereafter, Consultant shall not in any way disparage, libel or defame the Company, its business or business practices, its products or services, or its affiliates, officers or directors. Consultant further agrees that during the term of this Agreement and at all times thereafter, Consultant shall not, directly or indirectly, communicate in any manner with any member of the press or media concerning the Company, its affiliates, current or former officers, directors, or Consultants except as permitted by law and/or Company policy.

B.           Partial Invalidity. In the event any court of competent jurisdiction holds any provision of this Agreement to be invalid or unenforceable, such invalid or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required, and the remaining provisions shall not be affected or invalidated and shall remain in full force and effect.

C.           Reformation. Consultant agrees that in the event any of the covenants contained in this Agreement shall be held by any court to be effective in any particular area or jurisdiction only if said covenant is modified to limit its duration or scope, then the court shall have such authority to so reform the covenant and the parties hereto shall consider such covenant(s) and/or other provisions so as to comply with the order of any such court and, as to all other jurisdictions, the covenants contained herein shall remain in full force and effect as originally written.

D.           Entire Agreement. This Agreement is the entire agreement between the parties with respect to the subject matter hereof, and fully supersedes any and all prior agreements, understandings, or representations between the parties, whether oral or written, pertaining to the subject matter of this Agreement. Consultant represents and acknowledges that in executing this Agreement, Consultant does not rely, and has not relied, upon any representation(s) by the Company or its agents except as expressly contained in this Agreement. Consultant agrees that Consultant has used Consultant’s own judgment in executing this Agreement. This Agreement may not be amended unless it is in writing and signed by Consultant and the chief executive officer or chief financial officer of the Company.

E.           Controlling Law. Any dispute in the meaning, effect, or validity of this Agreement and/or any dispute arising out of Consultant’s relationship with the Company shall be resolved in accordance with the laws of the State of New York without regard to the conflict of laws provisions thereof. Venue of any litigation arising from this Agreement or Consultant’s relationship with the Company shall be in a state district court of competent jurisdiction in New York County, New York, or the United States District Court for the Southern District of New York. Consultant consents to personal jurisdiction of the state district courts of New York County, New York and to the United States District Court for the Southern District of New York, and agrees that Consultant shall not challenge personal jurisdiction in such courts. Consultant waives any objection that Consultant may now or hereafter have to the venue or jurisdiction of any proceeding in such courts or that any such proceeding was brought in an inconvenient forum (and agrees not to plead or claim the same).

F.           Limitations on Assignment. In entering into this Agreement, the Company is relying on the unique services of Consultant; services from another company or contractor will not be an acceptable substitute. Except as provided in this Agreement, Consultant may not assign this Agreement or any of the rights or obligations set forth in this Agreement without the explicit written consent of the Company. Any attempted assignment by Consultant in violation of this paragraph shall be void.

G.           Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

H.           Counterparts. This Agreement and amendments to it will be in writing and may be executed in counterparts. Each counterpart will be deemed an original, but both counterparts together will constitute one and the same instrument.

I.            Ambiguities.  Any rule of construction to the effect that ambiguities shall be resolved against the drafting party shall not apply to the interpretation of this Agreement.

The signatures below indicate that the Parties have read, understand and will comply with this Agreement.

CONSULTANT:

Signature:	/s/ Asher Holzer

Printed Name:	Asher Holzer

Date:	June 1, 2012

INSPIREMD, INC.

Signature:	/s/ Ofir Paz

Name:	Ofir Paz

Title:	CEO